Exhibit 10.14

HORIZON HEALTH CORPORATION

ANNUAL INCENTIVE BONUS PLAN – FISCAL 2005

James K. Newman:

Shall have a bonus base of one hundred (100%) percent of fiscal 2005 base salary; and shall earn a bonus for fiscal 2005 from zero (0%) percent to one hundred fifty (150%) percent of fiscal 2005 base salary based upon the Company’s actual audited fiscal 2005 earnings per share as compared to budgeted fiscal 2005 earnings per share.*

David K. White, Ph.D. President – Behavioral Health Services:

Shall have a bonus base of fifty (50%) percent of fiscal 2005 base salary; and shall earn a bonus for fiscal 2005 from zero (0%) percent to seventy (70%) percent, based upon Horizon Health Behavioral Health Services Group actual operating cash flow as compared to budgeted fiscal year 2005 operating cash flow.*

Frank J. Baumann President – Physical Rehabilitation Services and ProCare One Nurses:

Shall have a bonus base of fifty (50%) percent of fiscal 2005 base salary; and shall earn a bonus for fiscal 2005 from zero (0%) percent to seventy (70%) percent, based upon Horizon Health Physical Rehabilitation Services Group actual operating cash flow as compared to budgeted fiscal year 2005 operating cash flow.*

Jackie L. James President – EAP-Behavioral Services:

Shall have a bonus base of fifty (50%) percent of fiscal 2005 base salary; and shall earn a bonus for fiscal 2005 from zero (0%) percent to seventy (70%) percent, based upon Horizon Health EAP-Behavioral Services Group actual operating cash flow as compared to budgeted fiscal year 2005 operating cash flow.*

John E. Pitts:

Shall have a bonus base of fifty (50%) percent of fiscal 2005 base salary; and shall earn a bonus for fiscal 2005 from zero (0%) percent to seventy (70%) percent of fiscal 2005 base salary based upon the Company’s actual audited fiscal 2005 earnings per share as compared to budgeted fiscal 2005 earnings per share.*

Donald W. Thayer:

Shall have a bonus base of fifty (50%) percent of fiscal 2005 base salary; and shall earn a bonus for fiscal 2005 from zero (0%) percent to seventy (70%) percent of fiscal 2005 base salary based upon the Company’s actual audited fiscal 2005 earnings per share as compared to budgeted fiscal 2005 earnings per share.*

David K. Meyercord:	Shall have a bonus base of fifty (50%) percent of fiscal 2005 base salary; and shall earn a bonus for fiscal 2005 from zero (0%) percent to seventy (70%) percent of fiscal 2005 base salary based upon the Company’s actual audited fiscal 2005 earnings per share as compared to budgeted fiscal 2005 earnings per share.*

*	Bonuses will be earned on a prorated basis, with zero (0%) percent of base salary earned in the event the Company achieves less than eighty (80%) percent of the budgeted performance target for the fiscal year, twenty-five (25%) percent of base salary earned at eighty (80%) percent achievement, thereafter graduated up to fifty (50%) percent of base salary earned at one hundred (100%) percent achievement, and thereafter graduated up to seventy (70%) percent of base salary earned in the event the Company achieves one hundred fifteen (115%) percent or more of the budgeted fiscal 2005 performance target.

DEFERRED INCENTIVE AWARD PLAN – FISCAL 2005

Subject to and conditioned upon approval of a new omnibus incentive plan by the shareholders of the Company at its Annual Meeting of Stockholders to be held in January 2005, the executive officers of the Company named above have been granted deferred incentive awards on the following basis:

(a)	Each executive officer has a deferred incentive award base of fifty percent (50%) of 2005 base salary (except for Mr. Newman who has a bonus base of one hundred percent (100%) of 2005 base salary) and may earn from zero percent (0%) to seventy percent (70%) of fiscal 2005 base salary (one hundred fifty percent (150%) in the case of Mr. Newman) based upon the Company’s actual audited fiscal 2005 earnings per share as compared to budgeted fiscal 2005 earnings per share. For officers other than Mr. Newman, deferred incentive awards are earned on a prorated basis, with zero percent (0%) of bonus base salary earned at achievement of eighty percent (80%) or less of target; twenty-five percent (25%) of base salary earned at eighty percent (80%) achievement thereafter graduated up to fifty percent (50%) of base salary earned at one hundred percent (100%) achievement; and then further graduated up to seventy percent (70%) of base salary in the event the Company achieves one hundred fifteen percent (115%) or more of the budgeted target. In the case of Mr. Newman, the deferred incentive award is earned fifty percent (50%) of base salary at eighty percent (80%) achievement graduated up to one hundred percent (100%) of base salary at one hundred percent (100%) achievement and further graduated up to one hundred fifty percent (150%) of base salary at one hundred fifteen percent (115%) or more achievement.

(b)	Deferred incentive awards are payable in four installments with the first installment due when the audited financial results and satisfaction of the performance target are determined after the end of the 2005 fiscal year. The other three installments are payable annually thereafter subject to the continued employment of the officer by the Company. If the employment of the officer terminates for any reason other than death, disability or retirement, any unvested, unpaid installments are forfeited. All unvested installments, become fully vested and are payable in the event of a change in control of the Company.

(c)	The deferred incentive award is payable one-half in cash and one-half in restricted stock. The total number of shares of restricted stock will be determined by dividing the dollar value of one-half of the total deferred incentive award that is earned by the closing stock price of the Common Stock of the Company on the last day of its fiscal 2005 year. Each installment is payable one-half in cash and one-half in restricted stock.